Exhibit (a)(5)

SMITH BARNEY MASSACHUSETTS MUNICIPALS FUND

AMENDMENT NO. 5

TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

AMENDMENT NO. 5 to the First Amended and Restated Master Trust Agreement dated as of November 5, 1992 (the “Agreement”) of Smith Barney Massachusetts Municipals Fund (the “Trust”), made as of the 29th day of April, 2004.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of Trustees; and

WHEREAS, the Trustees have the authority under Section 4.1 of the Agreement to issue classes of shares (as defined in the Agreement) of any Sub-Trust (as defined in the Agreement) or divide the shares of any Sub-Trust into classes, each class having such different divided, liquidation, voting and other rights as the Trustees may determine, and to establish and designate the specific classes of shares of each Sub-Trust; and

WHEREAS, on January 28, 2004, a majority of the Trustees voted to redesignate the “Class L” shares of each Sub-Trust as “Class C” shares; and

WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 1 to the Agreement; and

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

“Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, The Trustees hereby establish and designate the following Sub-Trusts and classes thereof: “Smith Barney Massachusetts Municipals Fund”, which shall consist of five classes designated as Class A, Class B, Class C, Class Y and Class Z shares. The shares of such Sub- Trusts and classes thereof and any shares of any further Sub- Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

SMITH BARNEY MASSACHUSETTS MUNICIPALS FUND

/s/ Michael Kocur
Name: Michael Kocur
Title: Assistant Secretary